Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Biofrontera, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share and accompanying warrant (1)(2)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee
		Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457	(o)			$5,500,000		$147.60 per $1,000,000	$812
Fees to Be Paid	Equity	Warrants to purchase Common Stock	Other				—	(4)
Fees to Be Paid	Equity	Common Stock underlying Warrants	457	(o)			$5,500,000		$147.60 per $1,000,000	$812
Fees to Be Paid	Equity	Pre-funded Warrants to purchase Common Stock	Other				—	(4)
Fees to Be Paid	Equity	Common Stock underlying Pre-funded Warrants	Other				—	(4)

	Total Offering Amounts						$11,000,000		$147.60 per 11,000,000	$1,624
	Total Fees Previously Paid									$1,328
	Total Fee Offsets									—
	Net Fee Due									$296

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.

(3)	The proposed maximum offering price of the shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and as such the proposed aggregate maximum offering price of the shares together with the pre-funded warrants (including the Common Stock issuable upon exercise of the pre-funded warrants), if any, is $5,500,000.

(4)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.